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                                                                    Exhibit 15.2

December 18, 1996


Partners
United Defense, L. P.

We are aware of the incorporation by reference in the Registration Statement (Form S-8 No. 333- ) of FMC Corporation for the registration of 3,000,000 shares of its common stock of our reports dated April 15, 1996, July 15, 1996, and October 14, 1996 relating to the unaudited interim financial statements of United Defense, L. P. that are included in the Forms 10-Q of FMC Corporation for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996.

Pursuant to Rule 436(c) of the Securities Act of 1933 our reports are not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

                                       /s/ Ernst & Young LLP

Washington, D.C.